Exhibit 19

Insider Trading Policy

D.	Purchases from the Employee Stock Purchase Plan	15
E.	Stock Splits, Stock Dividends and Similar Transactions	15
F.	Bona Fide Gifts and Inheritance	15
G.	Change in Form of Ownership	15
H.	Other Exceptions	15

Compliance with Section 16 of the Securities Exchange Act		16
A.	Obligations under Section 16	16
B.	Notification Requirements to Facilitate Section 16 Reporting	16
C.	Personal Responsibility	16

Additional Information		17
A.	Availability of Policy	17
B.	Amendments	17

Schedule I (Individuals Subject to Quarterly Blackout Periods)

Schedule II (Individuals Subject to Pre-Clearance Requirements)

Schedule III (Individuals Subject to Section 16 Reporting and Liability Provisions)

Appendix A (Requirements for Rule 10b5-1 Trading Plans)

Introduction

TScan Therapeutics, Inc. (the “Company”) opposes the unauthorized disclosure of any non-public information you obtain in the course of your service with the Company and the misuse of material non-public information in securities trading. This Insider Trading Policy (the “Policy”) prohibits the unauthorized disclosure and misuse of any non-public information.

A.
Legal Prohibitions on Insider Trading

The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material non-public information from trading on the basis of that information. Your transactions will be considered “on the basis of” material non-public information if you are aware of the material non-public information at the time of the transaction. It is not a defense that you did not “use” the information for purposes of the transaction. It is also not a defense that you had a financial hardship that required you to transact in securities.

Disclosing material non-public information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material non-public information (which is sometime referred to as “tipping”) is also illegal. Both the “tipper” who provides the information, recommendation or opinion and the “tippee” who trades based on it may be liable.

These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.

In addition, the Company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.

B.
Detection and Prosecution of Insider Trading

The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and the New York Stock Exchange use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Regulators have successfully prosecuted cases involving trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

C.
Penalties for Violation of Insider Trading Laws and This Policy
1.
Civil and Criminal Penalties

As of the effective date of this Policy, potential penalties for insider trading violations under

U.S. federal securities laws include:

•
damages in a private lawsuit;
•
disgorging any profits made or losses avoided;
•
imprisonment for up to 20 years;
•
criminal fines of up to $5 million for individuals and $25 million for entities;
•
civil fines of up to three times the profit gained or loss avoided;
•
a bar against serving as an officer or director of a public company; and
•
an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the tipper did not trade or gain any benefit from the tippee’s trading.

2.
Penalties for Controlling Persons

The penalty for insider trading violations of controlling persons is a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the insider trading violations, as well as potential criminal fines and imprisonment.

3.
Disciplinary Actions

If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action, up to and including dismissal for cause, whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against you before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.

D.
Compliance Officer

You should direct any questions, requests or reports to the Company’s Compliance Officer or their appointed designee (each, a “Compliance Officer”). A Compliance Officer is generally responsible for the administration of this Policy. A Compliance Officer may select others to assist with the execution of his or her duties.

E.
Reporting Violations

It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to a Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, you may: send a letter addressed to a Compliance Officer at the Company, 830 Winter Street, Waltham, MA 02451; leave an anonymous message on the ethics hotline at the toll free number (833) 412-2332; or online at https://www.whistleblowerservices.com/tscan. If you make an anonymous report, please provide as much detail as possible, including any evidence that you have.

F.
Personal responsibility

You are responsible for complying with this Policy and applicable laws and regulations. You should use your best judgment at all times and consult with your personal legal and financial advisors, as needed. You should seek assistance from a Compliance Officer if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

Persons and Transactions Covered by This Policy

A.
Persons Covered by This Policy

This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company. References to the Company include subsidiaries of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund or strategic investor, if you influence, direct or control transactions by the fund). Notwithstanding the foregoing, this Policy, does not apply to an entity that is affiliated or associated with a director, if the entity’s principal business is the investment of securities (an investment fund or partnership) and that entity has established its own insider trading controls and procedures in compliance with applicable securities laws. You are responsible for making sure that these other individuals and entities comply with this Policy.

B.
Types of Transactions Covered by This Policy

Except as discussed in “Limited Exceptions” below, this Policy applies to all transactions involving the securities of the Company. It also applies to all transactions involving the securities of other companies about which you possess material non-public information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure from changes in the prices of these securities (e.g., transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans). This Policy also applies to any offers by you with respect to the transactions discussed above. There are no exceptions from insider trading laws or this Policy based on the size of the transaction.

C.
Responsibilities Regarding the Non-Public Information of Other Companies

This Policy prohibits the unauthorized disclosure or other misuse of any non-public information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material non-public information of other companies.

D.
Applicability of This Policy after Your Departure

You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material non-public information subject to this Policy.

E.
No Exceptions Based on Personal Circumstances

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances will not limit your liability under securities laws and will not excuse a failure to comply with this Policy.

Material Non-Public Information

A.
“Material” Information

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Both positive and negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include information with respect to:

•
Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts; note that information about the results of the Company’s operations for even a portion of a quarter might be material in helping predict the Company’s financial results for the quarter;
•
Restatements of financial results, or material impairments, write-offs or restructurings;
•
Significant developments in research and development, regulatory approvals for the Company’s product candidiates or relating to intellectual property;
•
Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•
Business plans or budgets;
•
Creation of significant financial obligations, or any significant default under or acceleration of the payment of any financial obligation;
•
Impending bankruptcy or financial liquidity problems;
•
Significant developments involving business relationships, including entering into, modifying, or terminating significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
•
Product introductions, modifications, defects or recalls or significant pricing changes or other announcements of a significant nature;
•
Significant legal or regulatory developments, whether actual or threatened;
•
Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders, or notice of delisting of our securities from trading on a securities exchange;
•
The existence of a special blackout period in which you may not trade securities;
•
Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company; and
•
Major personnel changes, such as changes in senior management or lay-offs.

If you have any questions as to whether information should be considered “material,” you should consult with a Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.

B.
“Non-Public” Information

Information is considered non-public until it has been broadly disseminated to the public for long enough to be reflected in the price of the security. As a general rule, you should consider information to be non-public until at least one full trading day has elapsed after the information has been broadly disseminated to the public in a press release, a public filing with the SEC, a pre- announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until later. Unless you have seen material information publicly disseminated, you should assume the information is non- public. Any questions as to whether information is non-public should be directed to a Compliance Officer.

The term “trading day” means a day on which national stock exchanges are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

Policies Regarding Material Non-Public Information

A.
Confidentiality of Non-Public Information

This Policy prohibits the unauthorized use or disclosure of non-public information relating to the Company or other companies. All non-public information you obtain in the course of your service with the Company may only be used for legitimate the Company business purposes. In addition, you should handle others’ non-public information in accordance with the terms of any relevant nondisclosure agreements, and the use of any such non-public information should be limited to the purpose for which it was disclosed.

You must use all reasonable efforts to safeguard non-public information in the Company’s possession.

All officers, employees and agents of the Company are required to sign and comply with an agreement addressing confidential information and invention assignment.

B.
No Trading on Material Non-Public Information

Except as discussed in “Limited Exceptions” below, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material non- public information relating to the Company. It does not matter that you did not “use” the information in your transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material non-public information about that company (except if the transactions are similar to those presented in “Limited Exceptions” below). For example, you may be aware of a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material non-public information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving the Company securities, if that information is material to the Company). “Materiality” is company-specific—information that is not material to the Company may be material to another company.

C.
No Disclosing Material Non-Public Information

You may not disclose non-public information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal Company communications and to communications with agents of the Company. In cases where disclosing non-public information to third parties is required, you should coordinate with the Legal Department.

In addition, you may not make recommendations or express opinions on the basis of material non- public information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This prohibition against disclosure of material non-public information includes disclosure (even anonymous disclosure) via the Internet, blogs, investor forums, chat rooms, social media, or the like.

D.
Responding to Outside Inquiries for Information

In the event you receive an inquiry from someone outside of the Company, such as a stock analyst or news reporter, for information, you should refer the inquiry to the Chief Financial Officer or the Investor Relations Department. Your disclosure of information could result in SEC enforcement actions against the Company, including injunctions and severe monetary penalties. Please consult the Company’s investor relations and communications policy for more details.

Trading Blackout Periods

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time.

It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material non-public information and any other applicable restrictions in this Policy.

A.
Quarterly Blackout Periods

Except as discussed in “Limited Exceptions” below, all Company directors, executive officers and other employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods start two (2) business days prior to the last day of the last month of each fiscal quarter and end at the beginning of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during these periods, individuals may often possess or have access to material non-public information relevant to the expected financial results for the quarter.

All the Company directors, officers, employees and agents identified by the Company (such as consultants and independent contractors) are subject to quarterly blackout periods as listed on Schedule I. From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and a Compliance Officer may update and revise Schedule I as appropriate.

The Company will notify you when each quarterly blackout period starts and ends so that you will know when you may and may not engage in any transaction involving the Company’s securities. You are responsible for complying with the blackout period described in this Policy regardless of whether you receive notification from the Company about the period.

B.
Special Blackout Periods

From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of a Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. Special blackout periods may be declared for any reason.

The Company will notify you if you are subject to a special blackout period, in which case you may not engage in any transaction involving the Company’s securities until instructed that it is permissible, and you should not disclose the existence of the special blackout period to others.

C.
No “Safe Harbors”

There are no “safe harbors” for trades made at particular times, and you should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material non-public information, are subject to a special blackout period or are otherwise restricted under this Policy.

Pre-Clearance of Trades

Except as discussed in “Limited Exceptions” below, directors and executive officers must refrain from engaging in any transaction involving the Company’s securities without first obtaining pre- clearance of the transaction from a Compliance Officer. In addition, as listed on Schedule II, the Company has determined that certain other employees and agents of the Company that may have regular or special access to material non-public information must refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from a Compliance Officer. A Compliance Officer may not engage in a transaction involving the Company’s securities unless the other Compliance Officer has pre-cleared the transaction. Individuals subject to pre-clearance requirements are listed on Schedule II. From time to time, the Company may identify other persons subject to the pre-clearance requirements set forth above, and a Compliance Officer may update and revise Schedule II as appropriate.

These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material non-public information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, and the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by the Company or a Compliance Officer that you are not in possession of material non-public information.

A Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

Additional Restrictions and Guidance

This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with this Policy, including the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, if applicable.

A.
Short Sales

This Policy prohibits short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.

B.
Derivative Securities and Hedging Transactions

This Policy prohibits transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding the Company securities. Stock options, restricted stock units, restricted stock, stock appreciation rights and other securities issued pursuant to the Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.

Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on material non-public information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws.

C.
Using Company Securities as Collateral for Loans

You may not pledge the Company securities as collateral for loans without the approval of a Compliance Officer. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit. If made at a time when you are aware of material non-public information or otherwise are not permitted to trade in the Company securities, the sale may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these reasons, even if you are permitted to pledge the Company securities as collateral for loans, you should exercise caution when doing so.

D.
Holding Company Securities in Margin Accounts

You may not hold the Company securities in margin accounts without the approval of a Compliance Officer. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit. If made at a time when you are aware of material non-public information or are otherwise not permitted to trade in the Company securities, the sale may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. For these reasons, even if you are permitted to hold the Company securities in margin accounts, you should exercise caution when doing so.

E.
Placing Open Orders with Brokers

Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material non-public information or otherwise are not permitted to trade in the Company securities, which may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should inform your broker when you place any open order at the time the order is placed.

Limited Exceptions

The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, if applicable. You are responsible for complying with applicable law at all times.

A.
Transactions Pursuant to a Trading Plan that Complies with SEC Rules

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material non-public information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) specify an objective method for determining the amount, price and date of the transaction and/or (iii) place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material non-public information.

Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1, (ii) complies with the requirements set forth in Appendix A hereto and (iii) is approved by a Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material non-public information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, a Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with a Compliance Officer prior to entering into any trading plan.

The SEC rules regarding trading plans are complex, and you must comply with them completely for your trading plan to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your personal legal advisor if you intend to adopt a trading plan. While trading plans are subject to the Company review and approval, you are ultimately responsible for compliance with Rule 10b5-1 and this Policy.

A Compliance Officer must keep a copy of each adopted trading plan. The Company may publicly disclose information regarding trading plans that you may enter.

B.
Receipt and Vesting of Stock Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights

The trading restrictions under this Policy do not apply to the grant or award of stock options, restricted stock units, restricted stock or stock appreciation rights issued or offered by the Company, or the mandatory “sell to cover taxes” for restricted stock units. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. The trading restrictions do apply, however, to any subsequent sales of any such securities or the common stock underlying such securities, including discretionary “sell to cover taxes” for restricted stock units or “net exercises” of stock options.

C.
Exercise of Stock Options for Cash

The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, because this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to pay withholding taxes related to the settlement of restricted stock units or stock option exercises.

D.
Purchases from the Employee Stock Purchase Plan

The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities acquired therefrom.

E.
Stock Splits, Stock Dividends and Similar Transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

F.
Bona Fide Gifts and Inheritance

The trading restrictions under this Policy do not apply to bona fide gifts involving the Company securities or transfers by will or the laws of descent and distribution. However, the trading restrictions under this Policy do apply to the sale of any gifted or inherited securities if the recipient, for example, an immediate family member, is subject to this Policy. See “Persons and Transactions Covered by this Policy” above. In other words, you cannot use a gift to conduct a transaction that otherwise would be prohibited under this Policy. Please also note that under the Company’s stock option plans, a stock option or other equity award may not be gifted or transferred except under very limited circumstances.

G.
Change in Form of Ownership

Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.

H.
Other Exceptions

Any other exception from this Policy must be approved by a Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

Compliance with Section 16 of the Securities Exchange Act

A.
Obligations under Section 16

Section 16 of the Exchange Act, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons.

The Company’s Board of Directors has determined that those persons listed on Schedule III are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company. A Compliance Officer may amend Schedule III from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures.

Schedule III is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule III, you may be subject to Section 16 reporting obligations because of your shareholdings, for example.

B.
Notification Requirements to Facilitate Section 16 Reporting

To facilitate timely reporting of transactions pursuant to Section 16 requirements, if you are subject to Section 16 reporting requirements you must provide, or must ensure that your broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding your transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to the transaction (to confirm compliance with pre-clearance procedures, if applicable) and on the date of the transaction.

C.
Personal Responsibility

The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

Additional Information

A.
Availability of Policy

This Policy will be made available to all the Company directors, officers, employees and agents when they commence service with the Company. You are required to acknowledge that you understand, and agree to comply with, this Policy.

B.
Amendments

The Company is committed to continuously reviewing and updating this Policy and any other the Company policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting a Compliance Officer.

* * *

Nothing in this Policy creates or implies an employment contract or term of employment.

The policies in this Policy do not constitute a complete list of the Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

Schedule I

Individuals Subject to Quarterly Blackout Periods

All directors, officers, employees and agents (such as consultants and independent contractors) of the Company.

Schedule II

Individuals Subject to Pre-Clearance Requirements

All Directors, Senior Vice Presidents or above, any other Direct Reports to the Chief Executive Officer, designated employees working in Finance or Accounting, designated Vice Presidents, or any administrative assistant to any of the individuals listed herein.

Schedule III

Individuals Subject to Section 16 Reporting and Liability Provisions

All Directors and all Section 16 Officers as designated by the Board of Directors from time to time.

Appendix A

Requirements for Rule 10b5-1 Trading Plans

A Rule 10b5-1 “trading plan” involving purchases or sales of the Company securities must comply with the requirements of Rule 10b5-1 and must meet the following requirements:

1.
The trading plan must be in writing and signed by the person adopting the trading plan.
2.
The trading plan must be adopted at a time when:
•
the person adopting the trading plan is not aware of any material non-public information; and
•
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the trading plan.
3.
The trading plan must include a written representation by the insider that such insider is not aware of any material nonpublic information concerning the Company and that such insider is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
4.
The individual adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
5.
Each trading plan used by an insider must be subject to a “cooling off” period prior to the first trade after adoption or modification, as follows:
•
For insiders other than directors and executive officers, the first trade under the trading plan may not occur until after the later of (i) the termination of the current quarterly blackout period, if then in effect, following adoption or modification of the trading plan and (ii) 30 calendar days after adoption or modification of the trading plan.
•
For insiders that are directors or executive officers, the first trade under the trading plan may not occur until after the later of (i) 90 calendar days after adoption or modification of the trading plan and (ii) two business days following the filing of a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days after adoption or modification of the trading plan).
6.
The trading plan must have a minimum term of one year and a maximum term of two years (each starting from the time when trades may first occur in accordance with these requirements).
7.
All transactions during the term of the trading plan (except for the other “Limited Exceptions” identified in the Company’s insider trading policy) must be conducted through the trading plan.

8.
Regarding modifications:
•
The trading plan may only be modified when the person modifying the trading plan is not aware of material non-public information.
•
The trading plan may only be modified when there is no quarterly, special or other blackout in effect with respect to the person modifying the plan.
•
The first trade under the modified trading plan must be subject to the “cooling off” period as specified in item 5 above. The existing plan would remain in effect until the modified plan comes into effect.
•
The modified trading plan must have a minimum duration of one year and a maximum term of two years (each starting from the time when trades may first occur under the modified plan in accordance with these requirements).
9.
A person may only modify a trading plan once in a one-year period.
10.
Unless otherwise approved by the Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an insider may have only one trading plan in effect at any time. However, an insider may adopt a new trading plan while an existing trading plan is in place so long as (i) the first trade under the new trading plan may not occur prior to the expiration of the existing trading plan in accordance with its terms and (ii) the new trading plan complies with the cooling off period and other requirements of this Policy.
11.
During any 12-month period, an insider may enter into only one trading plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the trading plan in a single transaction; provided the Compliance Officer may approve an additional non-concurrent single-trade trading plan if that plan is in place solely to satisfy withholding tax requirements and the insider does not control the timing of such sales.
12.
If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until the completion of the next upcoming quarterly blackout period after termination (or, if the plan is terminated during a quarterly blackout period, the end of that blackout period).
13.
The Company must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the plan.
14.
If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the plan:
•
the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
•
the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
15.
All transactions under the trading plan must be in accordance with applicable law.
16.
The trading plan (including any modified trading plan) must meet such other requirements as a Compliance Officer may determine.
17.
A Compliance Officer must approve and keep a copy of each adopted trading plan.

TScan Therapeutics, Inc.

Insider Trading Policy

Certification

To :

I have received and read a copy of the TScan Therapeutics, Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other service relationship with TScan Therapeutics, Inc., and for such period of time after cessation of my service as provided in the policy. I understand that my failure to comply in all respects with the Policy is a basis for termination of my employment or other service relationship with TScan Therapeutics, Inc.

(Please print name)

(Signature)

(Date)